Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OceanFirst Financial Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Post-Effective Amendment No. 1 to Form S-4) of OceanFirst Financial Corp. of our reports dated March 15, 2017, with respect to the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of OceanFirst Financial Corp.

(signed) KPMG LLP

Short Hills, New Jersey

January 31, 2018